Exhibit 99.1

NEWS RELEASE – For Immediately Release

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES RECORD RESULTS FOR SECOND QUARTER AND SIX-MONTH REVENUE

Six Month Revenue Up 22% — EPS Up 67%

ST.     PETERSBURG, FLORIDA – November 2, 2006 – MTS Medication Technologies (AMEX:MPP) (www.mts-mt.com) today announced results for the second quarter and six months ended September 30, 2006.

Second Quarter Results

Net sales for the second quarter increased 22.9% to $12.9 million from $10.5 million in the same period of the prior year. Second quarter net income available to common stockholders rose 131.7% to $563,000 or $.09 per diluted common share, compared with $243,000 or $0.04 per diluted common share in the same period of the prior year.

Net sales in the U.S. from consumable products and prepackaging equipment in the second quarter increased 14.8% compared with the same period of the prior year. Second quarter net sales from OnDemand® and MedLocker™ systems increased 7.0% compared with the same period of the prior year. The Company realized one OnDemand Express system sale in the second quarter of this year and one the prior year period. Net sales in the U.K. were up 146% in the second quarter compared with the prior year period.

Gross margin for the second quarter was 38.2% compared with 38.9% for the same period in the prior year. Margins decreased slightly primarily due to higher overhead costs and changes in product mix between machines and various forms of consumable products.

SG&A expenses for the second quarter were $3.2 million compared with $2.6 million for the same period of the prior year. SG&A expenses increased primarily due to higher marketing expenses related to tradeshows, as well as selling and administrative expenses associated with BAF Printers, Ltd., which was acquired in February 2006. In addition, approximately $93,000 in share-based compensation related to stock options awards was recognized in the second quarter of this year.

Second quarter operating income increased 78.7% to $1,069,000 compared with $598,000 in the prior year primarily due to higher gross profit realized on higher net sales and lower depreciation and amortization expense.

Six-Month Results

Net sales for the six months ended September 30, 2006 increased 22.0% to $24.4 million from $20.0 million in the same period of the prior year. For the six months ended September 30, 2006, net income available to common stockholders increased 83.3% to $944,000 or $0.15 per diluted share, compared with $515,000 or $0.09 per diluted common share in the prior year.

Net sales in the U.S. from consumable products and equipment for the six months ended September 30, 2006 increased 13.7% compared with the same period of the prior year. Net sales from OnDemand and MedLocker systems increased 57.8% compared with the same period of the prior year. The Company sold and installed two OnDemand Express systems in the six months ended September 30, 2006 and one OnDemand Express system in the same period the prior year. Net sales in the U.K. were up 83% for the six-month period compared with the prior year period.

Gross margin for the six months ended September 30, 2006 was 37.8% compared with 38.8% for the same period in the prior year. This decrease in margin was primarily caused by higher overhead costs and changes in product mix between machines and various forms of consumable products.

SG&A expenses were $6.2 million compared with $5.3 million for the same period of the prior year. This increase was primarily due to higher marketing costs both in the U.S. and U.K. and selling and administrative expenses associated with BAF Printers, Ltd., which was acquired in February 2006.

Operating profit for the six months ended September 30, 2006 increased 50.0% to $1.8 million compared with $1.2 million in the same period of the prior year due to higher gross profit realized on higher net sales.

Todd Siegel, President and Chief Executive Officer, says, “We are particularly pleased with our growth in net sales, operating income and earnings per share. Our core consumable products and pre-pack machine sales grew almost 15% this quarter and have increased by more than 13.5% year to date. In addition to our strong results here in the U.S., our U.K. operations, including BAF Printers, Ltd., has contributed to an overall consolidated revenue increase of 22% year to date. The acquisition of BAF continues to add to our consolidated net income and cash flow.”

“We sold one OnDemand Express system this quarter, and our beta site for OnDemand Multi-Med is currently underway at a pharmacy in Fort Myers, Florida. Although we had anticipated installing our second OnDemand AccuFlex system in the second quarter, some of the changes we are making to this general release version were more labor intensive than expected, and installation is now expected in our third quarter. We currently have a backlog of six OnDemand AccuFlex systems and anticipate installing a second OnDemand Multi-Med at a nutritional supplement manufacturer in late November or early December. We expect to install all six of the OnDemand AccuFlex systems in our backlog this fiscal year, and the test site for the nutritional supplement market is now due to launch in January 2007.”

Siegel continues, “We believe our results this quarter reflected a conscientious effort to devote more resources to our marketing programs and initiatives. We attended a number of international, national and regional tradeshows during the first half of this year as part of our focus on existing markets with additional concentration on new markets including retail drug stores and nutritional supplement suppliers. Although we intend to continue to concentrate on marketing our products, we expect that the second half of the year will not result in expenditures for tradeshows at the level we experienced in the first half of the year.

Siegel concludes, “We have historically devoted a significant amount of resources to the development of new products that we believe make our customers more efficient in the way they package and deliver medications. In addition, we have begun receiving key patents on our OnDemand system. We currently have approximately 40 patent filings in process, and in the very near future, we expect to be announcing some of the exciting new products that we have been developing with our customers. We believe these products will further enhance our current offerings of consumables, as well as our automated medication administration systems.”

Notice of Conference Call

Management of the Company will host a conference call Thursday, November 2, 2006 at 11:00 A.M. EDT. To access the conference call, please telephone 800-418-6860 and enter 8041046 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, market acceptance of MedLocker, developments relating to customer initiatives, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	September 30, 2006	March 31, 2006

	(Unaudited)
Current Assets:
Cash	$294	$447
Accounts Receivable, Net	8,018	7,148
Inventories, Net	5,155	5,279
Prepaids and Other	673	359
Deferred Tax Asset	819	1,277

Total Current Assets	14,959	14,510

Property and Equipment, Net	4,998	5,015
Goodwill	480	480
Other Intangible Assets, Net	446	467
Other Assets, Net	2,532	2,610

Total Assets	$23,415	$23,082

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$6,158	$5,589
Current Maturities of Long-Term Debt	2,053	698
Current Maturities of Related Party Note Payable	318	308

Total Current Liabilities	8,529	6,595

Long-Term Debt, Less Current Maturities	139	2,727
Related Party Note Payable, Less Current Maturities	272	434
Lease Incentive	300	317
Deferred Tax Liability	576	576

Total Liabilities	9,816	10,649

Stockholders' Equity:
Preferred Stock	2	2
Common Stock	60	60
Capital In Excess of Par Value	13,912	13,887
Accumulated Other Comprehensive Income	176	91
Accumulated Deficit	(223)	(1,279)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	13,599	12,433

Total Liabilities and Stockholders' Equity	$23,415	$23,082

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,

	2006	2005	2006	2005

Net Sales	$12,856	$10,485	$24,372	$19,981
Costs and Expenses:
Cost of Sales	7,951	6,406	15,163	12,220
Selling, General and Administrative	3,241	2,625	6,203	5,273
Depreciation and Amortization	595	856	1,161	1,300

Total Costs and Expenses	11,787	9,887	22,527	18,793

Operating Profit	1,069	598	1,845	1,188

Interest Expense	53	90	116	179

Income Before Taxes	1,016	508	1,729	1,009

Income Tax Expense	397	209	673	382

Net Income Before Preferred Stock Dividend	619	299	1,056	627

Convertible Preferred Stock Dividends	56	56	112	112

Net Income Available to Common Stockholders	$563	$243	$944	$515

Net Income Per Basic Common Share	$0.09	$0.04	$0.16	$0.09

Net Income Per Diluted Common Share	$0.09	$0.04	$0.15	$0.09

Weighted Average Shares Outstanding - Basic	6,025	5,930	6,024	5,913

Weighted Average Shares Outstanding - Diluted	7,259	7,147	7,240	7,154